EXHIBIT 99.1

Hanmi Reports 2024 Fourth Quarter and Full Year Results

LOS ANGELES, Jan. 28, 2025 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported financial results for the fourth quarter of 2024 and full year.

Net income for the fourth quarter of 2024 was $17.7 million, or $0.58 per diluted share, compared with $14.9 million, or $0.49 per diluted share, for the third quarter of 2024. The return on average assets for the fourth quarter of 2024 was 0.93% and the return on average equity was 8.89%, compared with a return on average assets of 0.79% and a return on average equity of 7.55% for the third quarter of 2024.

For the full year of 2024, net income was $62.2 million, or $2.05 per diluted share, compared with $80.0 million, or $2.62 per diluted share, for 2023. The return on average assets for 2024 was 0.83% and the return on average equity was 7.97%.

CEO Commentary
“Hanmi achieved exceptional results in the fourth quarter, delivering our best quarterly performance of the year and closing 2024 with strong momentum,” said Bonnie Lee, President and Chief Executive Officer. “Our team’s outstanding execution generated significant earnings growth fueled by our net interest margin expansion of 17 basis points to 2.91%, disciplined expense management, and vigilant credit administration. These robust results highlight the strength of our relationship-driven banking model.”

“For the full year, we had a number of key accomplishments to advance our growth and diversification strategy. We delivered 16% growth in our C&I loan portfolio, driven primarily by the strong contribution from our Corporate Korea initiative. Noninterest-bearing demand deposits grew by 5% and now represent 33% of our total deposits. Finally, through our proactive monitoring of the portfolio and our successful resolution efforts, we further improved asset quality with nonperforming assets as a percentage of total assets decreasing to 0.19%.”

“With our strong capital foundation, we are well positioned to execute on our growth strategy. Our performance is the result of our team’s unwavering dedication to serving our customers and the communities in which we operate. I want to thank each of them for their continued commitment to deliver long-term value for our shareholders,” concluded Lee.

Fourth Quarter 2024 Highlights:

  Fourth quarter net income was $17.7 million, or $0.58 per diluted share, up 18.8% from $14.9 million, or $0.49 per diluted share for the third quarter of 2024. The increase reflects a $3.4 million, or 6.8%, increase in net interest income, primarily due to a decrease in interest expense on deposits.
  Loans receivable were $6.25 billion at December 31, 2024, essentially unchanged from the end of the third quarter of 2024; loan production for the fourth quarter was $339.0 million, with a weighted average interest rate of 7.37%, compared with loan production for the third quarter of $347.8 million, with a weighted average interest rate of 7.92%.
  Deposits were $6.44 billion at December 31, 2024, up 0.5% from the end of the third quarter of 2024; noninterest-bearing demand deposits were 32.6% of total deposits. During the quarter, noninterest-bearing demand deposits grew 2.2%, while time deposits declined 2.0% from the prior quarter.
  Net interest income for the fourth quarter was $53.4 million, up 6.8% from the third quarter of 2024. Net interest margin (taxable equivalent) increased 17 basis points to 2.91%; the average yield on loans declined three basis points to 5.97%, while the cost of interest-bearing deposits fell 31 basis points to 3.96%.
  Credit loss expense for the fourth quarter was $0.9 million, a decrease from $2.3 million for the prior quarter. The allowance for credit losses increased $1.0 million to $70.1 million at December 31, 2024, or 1.12% of loans. For the fourth quarter, net loan recoveries were $0.1 million.
  Asset quality remained strong, as nonperforming loans declined by 7.9% to $14.3 million, or 0.23% of loans, which included pay-offs of $1.8 million, while criticized loans increased to $165.3 million, as special mention loans increased to $139.6 million and classified loans fell to $25.7 million.

For more information about Hanmi, please see the Q4 2024 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov. Also, please refer to “Non-GAAP Financial Measures” herein for further details of the presentation of certain non-GAAP financial measures.

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	December 31,	September 30,	June 30,	March 31,	December 31,	Q4-24	Q4-24
	2024	2024	2024	2024	2023	vs. Q3-24	vs. Q4-23

Net income	$17,695	$14,892	$14,451	$15,164	$18,633	$2,803	$(938)
Net income per diluted common share	$0.58	$0.49	$0.48	$0.50	$0.61	$0.09	$(0.03)

Assets	$7,677,925	$7,712,299	$7,586,347	$7,512,046	$7,570,341	$(34,374)	$107,584
Loans receivable	$6,251,377	$6,257,744	$6,176,359	$6,177,840	$6,182,434	$(6,367)	$68,943
Deposits	$6,435,776	$6,403,221	$6,329,340	$6,376,060	$6,280,574	$32,555	$155,202

Return on average assets	0.93%	0.79%	0.77%	0.81%	0.99%	0.14	-0.06
Return on average stockholders' equity	8.89%	7.55%	7.50%	7.90%	9.70%	1.34	-0.81

Net interest margin	2.91%	2.74%	2.69%	2.78%	2.92%	0.17	-0.01
Efficiency ratio (1)	56.79%	59.98%	62.24%	62.42%	58.86%	-3.19	-2.07

Tangible common equity to tangible assets (2)	9.41%	9.42%	9.19%	9.23%	9.14%	-0.01	0.27
Tangible common equity per common share (2)	$23.88	$24.03	$22.99	$22.86	$22.75	-0.15	1.14

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income for the fourth quarter was $53.4 million, up 6.8% from $50.1 million for the third quarter of 2024. The increase was primarily due to a decrease in deposit interest expense. The decrease in deposit interest expense was primarily a result of decreases in deposit rates and the average balances of interest-bearing deposits, coupled with a 3.1% increase in the average balance of noninterest-bearing demand deposits. The rate on deposits for the fourth quarter decreased 31 basis points to 3.96%, from 4.27% for the third quarter of 2024. The average balance of interest-bearing deposits decreased to $4.36 billion for the fourth quarter of 2024, from $4.40 billion for the third quarter. The average balance of noninterest-bearing deposits for the fourth quarter increased to $1.97 billion, from $1.91 billion for the third quarter of 2024. Net interest margin (taxable equivalent) for the fourth quarter was 2.91%, up 17 basis points from 2.74% for the third quarter of 2024.

Net interest income was $202.8 million for the full year of 2024 compared with $221.3 million for 2023, a decline of 8.4%. The decrease reflected higher interest rates during 2024 compared with 2023, including an increase in the cost of interest-bearing deposits, partially offset by an increase in interest-earning asset yields. The cost of interest-bearing deposits for 2024 year increased 81 basis points to 4.16% from 3.35% for 2023. The yield on average interest-earning assets for 2024 increased 31 basis points to 5.46% from 5.15% for 2023. The average balance of interest-bearing deposits for 2024 increased to $4.39 billion from $4.02 billion for 2023. The average balance of interest-earning assets for 2024 year increased 1.7% to $7.30 billion from $7.18 billion for 2023. The average balance of loans for 2024 year was $6.11 billion, up 2.4% from $5.97 billion for 2023. Net interest margin (taxable-equivalent) for 2024 year was 2.78% compared with 3.08% for 2023. The 30 basis point decrease in the net interest margin reflected the increase in the cost of interest-bearing deposits, partially offset by the increase in average loan yields.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-24	Q4-24
Net Interest Income	2024	2024	2024	2024	2023	vs. Q3-24	vs. Q4-23

Interest and fees on loans receivable(1)	$91,545	$92,182	$90,752	$91,674	$89,922	-0.7%	1.8%
Interest on securities	5,866	5,523	5,238	4,955	4,583	6.2%	28.0%
Dividends on FHLB stock	360	356	357	361	341	1.1%	5.6%
Interest on deposits in other banks	2,342	2,356	2,313	2,604	2,337	-0.6%	0.2%
Total interest and dividend income	$100,113	$100,417	$98,660	$99,594	$97,183	-0.3%	3.0%

Interest on deposits	43,406	47,153	46,495	45,638	40,277	-7.9%	7.8%
Interest on borrowings	1,634	1,561	1,896	1,655	2,112	4.7%	-22.6%
Interest on subordinated debentures	1,624	1,652	1,649	1,646	1,654	-1.7%	-1.8%
Total interest expense	46,664	50,366	50,040	48,939	44,043	-7.4%	6.0%
Net interest income	$53,449	$50,051	$48,620	$50,655	$53,140	6.8%	0.6%

(1) Includes loans held for sale.

	For the Three Months Ended (in thousands)					Percentage Change
Average Earning Assets and Interest-bearing Liabilities	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Q4-24 vs. Q3-24	Q4-24 vs. Q4-23
Loans receivable (1)	$6,103,264	$6,112,324	$6,089,440	$6,137,888	$6,071,644	-0.1%	0.5%
Securities	998,313	986,041	979,671	969,520	961,551	1.2%	3.8%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	204,408	183,027	180,177	201,724	181,140	11.7%	12.8%
Average interest-earning assets	$7,322,370	$7,297,777	$7,265,673	$7,325,517	$7,230,720	0.3%	1.3%

Demand: interest-bearing	$79,784	$83,647	$85,443	$86,401	$86,679	-4.6%	-8.0%
Money market and savings	1,934,540	1,885,799	1,845,870	1,815,085	1,669,973	2.6%	15.8%
Time deposits	2,346,363	2,427,737	2,453,154	2,507,830	2,417,803	-3.4%	-3.0%
Average interest-bearing deposits	4,360,687	4,397,183	4,384,467	4,409,316	4,174,455	-0.8%	4.5%
Borrowings	141,604	143,479	169,525	162,418	205,951	-1.3%	-31.2%
Subordinated debentures	130,567	130,403	130,239	130,088	129,933	0.1%	0.5%
Average interest-bearing liabilities	$4,632,858	$4,671,065	$4,684,231	$4,701,822	$4,510,339	-0.8%	2.7%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$1,967,789	$1,908,833	$1,883,765	$1,921,189	$2,025,212	3.1%	-2.8%

(1) Includes loans held for sale.

	For the Three Months Ended					Yield/Rate Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-24	Q4-24
Average Yields and Rates	2024	2024	2024	2024	2023	vs. Q3-24	vs. Q4-23
Loans receivable(1)	5.97%	6.00%	5.99%	6.00%	5.88%	-0.03	0.09
Securities (2)	2.38%	2.27%	2.17%	2.07%	1.93%	0.11	0.45
FHLB stock	8.75%	8.65%	8.77%	8.87%	8.25%	0.10	0.50
Interest-bearing deposits in other banks	4.56%	5.12%	5.16%	5.19%	5.12%	-0.56	-0.56
Interest-earning assets	5.45%	5.48%	5.46%	5.47%	5.34%	-0.03	0.11

Interest-bearing deposits	3.96%	4.27%	4.27%	4.16%	3.83%	-0.31	0.13
Borrowings	4.59%	4.33%	4.50%	4.10%	4.07%	0.26	0.52
Subordinated debentures	4.97%	5.07%	5.07%	5.06%	5.09%	-0.10	-0.12
Interest-bearing liabilities	4.01%	4.29%	4.30%	4.19%	3.88%	-0.28	0.13

Net interest margin (taxable equivalent basis)	2.91%	2.74%	2.69%	2.78%	2.92%	0.17	-0.01

Cost of deposits	2.73%	2.97%	2.98%	2.90%	2.58%	-0.24	0.15

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Credit loss expense for the fourth quarter was $0.9 million, compared with $2.3 million for the third quarter of 2024. Fourth quarter credit loss expense included a $0.9 million credit loss expense for loan losses. Fourth quarter net loan recoveries were $0.1 million, compared to third quarter net loan charge-offs of $0.9 million.

Credit loss expense was $4.4 million for 2024, compared with $4.3 million for 2023. The credit loss expense for 2024 was comprised of a $4.8 million credit loss expense for loan losses and a $0.4 million credit loss expense recovery for off-balance sheet items. 2023 credit loss expense was comprised of a $4.9 million credit loss expense for loan losses and a $0.6 million credit loss expense recovery for off-balance sheet items.

Noninterest income for the fourth quarter decreased $1.0 million, or 12.8%, to $7.4 million, from $8.4 million for the third quarter of 2024. The decrease was primarily due to a $0.9 million gain from the sale and leaseback of a branch property included in third quarter noninterest income. Gains on sales of SBA loans were $1.4 million for the fourth quarter of 2024, compared with $1.5 million for the third quarter of 2024. The volume of SBA loans sold for the fourth quarter decreased to $21.6 million, from $23.0 million for the third quarter of 2024, while trade premiums were 8.53% for the fourth quarter of 2024, slightly lower than 8.54% for the third quarter. Mortgage loans sold for the fourth quarter were $18.3 million, with a premium of 1.96%, compared with $20.9 million and 2.32% for the third quarter. Gains on mortgage loans sold were $0.3 million for both quarters.

Noninterest income decreased $2.6 million, or 7.6%, to $31.6 million for 2024, from $34.2 million for 2023, primarily due to a $4.0 million gain on the sale-and-leaseback of a branch property in 2023 and a $0.8 million decrease in service charges on deposits. Those items were partially offset by a $1.5 million gain on the sale of mortgage loans and a $0.9 million gain from the sale and leaseback of a branch property in 2024. The volume of SBA loans sold in 2024 declined to $93.7 million, from $100.5 million for 2023, while trade premiums increased to 8.18% for 2024, from 7.12% for 2023.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-24	Q4-24
Noninterest Income	2024	2024	2024	2024	2023	vs. Q3-24	vs. Q4-23
Service charges on deposit accounts	$2,192	$2,311	$2,429	$2,450	$2,391	-5.1%	-8.3%
Trade finance and other service charges and fees	1,364	1,254	1,277	1,414	1,245	8.8%	9.6%
Servicing income	668	817	796	712	772	-18.2%	-13.5%
Bank-owned life insurance income (expense)	316	320	638	304	(29)	-1.3%	N/M
All other operating income	1,037	1,008	908	928	853	2.9%	21.6%
Service charges, fees & other	5,577	5,710	6,048	5,808	5,232	-2.3%	6.6%

Gain on sale of SBA loans	1,443	1,544	1,644	1,482	1,448	-6.5%	-0.3%
Gain on sale of mortgage loans	337	324	365	443	-	4.0%	0.0%
Gain on sale of bank premises	-	860	-	-	-	-100.0%	0.0%
Total noninterest income	$7,357	$8,438	$8,057	$7,733	$6,680	-12.8%	10.1%

N/M - Not meaningful.

Noninterest expense for the fourth quarter decreased by $0.6 million to $34.5 million from $35.1 million for the third quarter of 2024. The decrease primarily reflects a $1.6 million gain on the sale of an other real estate owned property. Absent this gain, fourth quarter noninterest expense was up 3.1% sequentially, due to increases in advertising and promotion expense and legal fees from collections and business activities. In addition, other operating expense for the fourth quarter included a $0.5 million charge related to an SBA loan acquired in a previous acquisition, while the third quarter included a $0.3 million reimbursement for property taxes. The efficiency ratio for the fourth quarter was 56.8%, compared with 60.0% for the third quarter of 2024.

Noninterest expense increased by $4.8 million, or 3.5%, to $141.3 million for 2024, from $136.5 million for 2023. The increase reflected a $2.0 million, or 2.4%, increase in salaries and benefits, a $1.2 million increase in data processing expense, a $0.7 million increase in professional fees, and a $1.4 million increase in other operating expenses. Decreases of $0.2 million in occupancy and equipment expense and $0.2 million in supplies and communication expense partially offset the increases. The efficiency ratio for 2024 increased to 60.3%, from 53.5% for 2023, primarily due to higher expenses and lower revenue.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-24	Q4-24
	2024	2024	2024	2024	2023	vs. Q3-24	vs. Q4-23
Noninterest Expense
Salaries and employee benefits	$20,498	$20,851	$20,434	$21,585	$20,062	-1.7%	2.2%
Occupancy and equipment	4,503	4,499	4,348	4,537	4,604	0.1%	-2.2%
Data processing	3,800	3,839	3,686	3,551	3,487	-1.0%	9.0%
Professional fees	1,821	1,492	1,749	1,893	1,977	22.1%	-7.9%
Supplies and communication	551	538	570	601	613	2.4%	-10.1%
Advertising and promotion	821	631	669	907	990	30.1%	-17.1%
All other operating expenses	3,847	2,875	3,251	3,160	3,252	33.8%	18.3%
Subtotal	35,841	34,725	34,707	36,234	34,985	3.2%	2.4%

Branch consolidation expense	-	-	301	-	-	0.0%	0.0%
Other real estate owned (income) expense	(1,588)	77	6	22	15	N/M	N/M
Repossessed personal property expense	281	278	262	189	211	1.1%	33.2%
Total noninterest expense	$34,534	$35,080	$35,276	$36,445	$35,211	-1.6%	-1.9%

N/M - Not meaningful.

Hanmi recorded a provision for income taxes of $7.6 million for the fourth quarter of 2024, compared with $6.2 million for the third quarter of 2024, representing an effective tax rate of 30.1% and 29.5%, respectively. The effective tax rates for 2024 and 2023 years were 29.8% and 30.1%, respectively.

Financial Position
Total assets at December 31, 2024, decreased 0.4%, or $33.7 million, to $7.68 billion from $7.71 billion at September 30, 2024. The decrease reflected a $45.8 million decrease in loans held-for-sale and a $6.4 million decrease in loans, offset partially by a $17.0 million increase in cash and due from banks. From December 31, 2023, total assets increased 1.4%, or $108.2 million. This year-over-year increase reflected a 1.1%, or $68.9 million, growth in loans receivable, and a 4.6%, or $40.1 million increase in securities, supported by a 2.5%, or $155.2 million increase in deposits.

Loans receivable, before allowance for credit losses, were $6.25 billion at December 31, 2024, down from $6.26 billion at September 30, 2024.

Loans held-for-sale were $8.6 million at December 31, 2024, down from $54.3 million at September 30, 2024. At the end of the fourth quarter, loans held-for-sale consisted of the guaranteed portion of SBA 7(a) loans. The prior quarter included $18.3 million of residential mortgage loans and a $27.2 million nonaccrual loan, all of which were sold in the fourth quarter.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-24	Q4-24
	2024	2024	2024	2024	2023	vs. Q3-24	vs. Q4-23
Loan Portfolio
Commercial real estate loans	$3,949,622	$3,932,088	$3,888,505	$3,878,677	$3,889,739	0.4%	1.5%
Residential/consumer loans	951,302	939,285	954,209	970,362	962,661	1.3%	-1.2%
Commercial and industrial loans	863,431	879,092	802,372	774,851	747,819	-1.8%	15.5%
Equipment finance	487,022	507,279	531,273	553,950	582,215	-4.0%	-16.4%
Loans receivable	6,251,377	6,257,744	6,176,359	6,177,840	6,182,434	-0.1%	1.1%
Loans held for sale	8,579	54,336	10,467	3,999	12,013	-84.2%	-28.6%
Total	$6,259,956	$6,312,080	$6,186,826	$6,181,839	$6,194,447	-0.8%	1.1%

	As of
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2024	2024	2024	2024	2023
Composition of Loan Portfolio
Commercial real estate loans	63.1%	62.3%	62.9%	62.7%	62.8%
Residential/consumer loans	15.2%	14.9%	15.4%	15.7%	15.5%
Commercial and industrial loans	13.8%	13.9%	13.0%	12.5%	12.1%
Equipment finance	7.8%	8.0%	8.5%	9.0%	9.4%
Loans receivable	99.9%	99.1%	99.8%	99.9%	99.8%
Loans held for sale	0.1%	0.9%	0.2%	0.1%	0.2%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

New loan production was $339.0 million for the fourth quarter of 2024 at an average rate of 7.37%, while payoffs were $137.9 million during the quarter at an average rate of 6.78%.

Commercial real estate loan production for the fourth quarter of 2024 was $146.7 million. Commercial and industrial loan production was $60.2 million, SBA loan production was $49.7 million, equipment finance production was $42.2 million, and residential mortgage loan production was $40.2 million.

New loan production for 2024 was $1.20 billion, a decrease of 7.4%, or $96.0 million, from $1.29 billion for the full year 2023. The average rate for new loan production for 2024 was 7.87% compared with 7.66% for 2023. Payoffs for 2024 were $450.2 million with an average rate of 7.34% compared with $386.0 million and 7.13% for 2023.

	For the Three Months Ended (in thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2024	2024	2024	2024	2023
New Loan Production
Commercial real estate loans	$146,716	$110,246	$87,632	$60,085	$178,157
Commercial and industrial loans	60,159	105,086	59,007	50,789	52,079
SBA loans	49,740	51,616	54,486	30,817	48,432
Equipment finance	42,168	40,066	42,594	39,155	57,334
Residential/consumer loans	40,225	40,758	30,194	53,115	53,465
subtotal	339,008	347,772	273,913	233,961	389,467

Payoffs	(137,932)	(77,603)	(148,400)	(86,250)	(77,961)
Amortization	(60,583)	(151,674)	(83,640)	(90,711)	(106,610)
Loan sales	(67,852)	(43,868)	(42,945)	(55,321)	(29,861)
Net line utilization	(75,651)	9,426	1,929	(4,150)	(11,609)
Charge-offs & OREO	(3,356)	(2,668)	(2,338)	(2,123)	(1,777)

Loans receivable-beginning balance	6,257,744	6,176,359	6,177,840	6,182,434	6,020,785
Loans receivable-ending balance	$6,251,377	$6,257,744	$6,176,359	$6,177,840	$6,182,434

Deposits were $6.44 billion at the end of the fourth quarter of 2024, up $32.6 million, or 0.5%, from $6.40 billion at the end of the prior quarter. Driving the change was a $44.8 million increase in noninterest-bearing demand deposits and a $34.7 million increase in money market and savings deposits, partially offset by a $48.0 million decrease in time deposits. Noninterest-bearing demand deposits represented 32.6% of total deposits at December 31, 2024, and the loan-to-deposit ratio was 97.1%.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-24	Q4-24
	2024	2024	2024	2024	2023	vs. Q3-24	vs. Q4-23
Deposit Portfolio
Demand: noninterest-bearing	$2,096,634	$2,051,790	$1,959,963	$1,933,060	$2,003,596	2.2%	4.6%
Demand: interest-bearing	80,323	79,287	82,981	87,374	87,452	1.3%	-8.2%
Money market and savings	1,933,535	1,898,834	1,834,797	1,859,865	1,734,658	1.8%	11.5%
Time deposits	2,325,284	2,373,310	2,451,599	2,495,761	2,454,868	-2.0%	-5.3%
Total deposits	$6,435,776	$6,403,221	$6,329,340	$6,376,060	$6,280,574	0.5%	2.5%

	As of
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2024	2024	2024	2024	2023
Composition of Deposit Portfolio
Demand: noninterest-bearing	32.6%	32.0%	31.0%	30.3%	31.9%
Demand: interest-bearing	1.2%	1.2%	1.3%	1.4%	1.4%
Money market and savings	30.0%	29.7%	29.0%	29.2%	27.6%
Time deposits	36.2%	37.1%	38.7%	39.1%	39.1%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

Stockholders’ equity at December 31, 2024, was $732.2 million, down $4.5 million from $736.7 million at September 30, 2024. The decrease was due to a $14.6 million increase in unrealized after-tax losses on securities available for sale and a $1.0 million increase in unrealized after-tax losses on cash flow hedges, all due to changes in interest rates during the fourth quarter of 2024. Hanmi also repurchased 24,500 shares of common stock, at a cost of $0.6 million, during the quarter at an average share price of $22.91. At December 31, 2024, 1,230,500 shares remain under Hanmi’s share repurchase program. Partially offsetting these decreases was $10.2 million of net income, net of dividends paid, for the fourth quarter. Tangible common stockholders’ equity was $721.1 million, or 9.41% of tangible assets, at December 31, 2024, compared with $725.7 million, or 9.42% of tangible assets at the end of the prior quarter. Please refer to the Non-GAAP Financial Measures section below for more information.

Hanmi and the Bank exceeded minimum regulatory capital requirements, and the Bank continues to exceed the minimum for the “well capitalized” category. At December 31, 2024, Hanmi’s preliminary common equity tier 1 capital ratio was 12.11% and its total risk-based capital ratio was 15.24%, compared with 11.95% and 15.03%, respectively, at the end of the prior quarter.

	As of					Ratio Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-24	Q4-24
	2024	2024	2024	2024	2023	vs. Q3-24	vs. Q4-23
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	15.24%	15.03%	15.24%	15.20%	14.95%	0.21	0.29
Tier 1 risk-based capital	12.46%	12.29%	12.46%	12.40%	12.20%	0.17	0.26
Common equity tier 1 capital	12.11%	11.95%	12.11%	12.05%	11.86%	0.16	0.25
Tier 1 leverage capital ratio	10.63%	10.56%	10.51%	10.36%	10.37%	0.07	0.26
Hanmi Bank
Total risk-based capital	14.43%	14.27%	14.51%	14.50%	14.27%	0.16	0.16
Tier 1 risk-based capital	13.36%	13.23%	13.47%	13.44%	13.26%	0.13	0.10
Common equity tier 1 capital	13.36%	13.23%	13.47%	13.44%	13.26%	0.13	0.10
Tier 1 leverage capital ratio	11.46%	11.43%	11.41%	11.29%	11.32%	0.03	0.14

(1) Preliminary ratios for December 31, 2024

Asset Quality
Loans 30 to 89 days past due and still accruing were 0.30% of loans at the end of the fourth quarter of 2024, compared with 0.24% at the end of the prior quarter.

Criticized loans totaled $165.3 million at December 31, 2024, up from $160.0 million at the end of the third quarter of 2024. The $5.3 million increase resulted from an $8.0 million increase in special mention loans and a $2.7 million decrease in classified loans. The $8.0 million increase in special mention loans included additions of $13.4 million, offset by loan reductions and pay-downs of $3.8 million, upgrades of $1.3 million and downgrades of $0.3 million. The $2.7 million decrease in classified loans resulted from $2.9 million of charge-offs, $2.4 million of payoffs, $1.4 million of upgrades and $1.6 million of amortization and paydowns, offset by loan downgrades of $2.7 million and lease downgrades of $2.9 million.

Nonperforming loans were $14.3 million at December 31, 2024, down from $15.5 million at the end of the prior quarter. The decrease primarily reflects pay-offs of $1.8 million, $1.0 million in loan upgrades, $0.8 million in paydowns, and charge-offs of $2.9 million. Offsetting the decrease were additions of $5.5 million.

Nonperforming assets were $14.4 million at the end of the fourth quarter of 2024, down from $16.3 million at the end of the prior quarter. As a percentage of total assets, nonperforming assets were 0.19% at December 31, 2024, and 0.21% at the end of the prior quarter.

Gross charge-offs for the fourth quarter of 2024 were $3.4 million, compared with $3.8 million for the preceding quarter. Charge-offs included $2.9 million on equipment financing agreements. Recoveries of previously charged-off loans were $3.5 million in the fourth quarter of 2024. As a result, there were $0.1 million of net recoveries for the fourth quarter of 2024, compared to net charge-offs of $0.9 million for the prior quarter. For 2024, net charge-offs were 0.07% of average loans, compared with 0.12% for 2023.

The allowance for credit losses was $70.1 million at December 31, 2024, compared with $69.2 million at September 30, 2024. Specific allowances for loans increased $1.0 million, while the allowance for quantitative and qualitative considerations remained relatively unchanged. The ratio of the allowance for credit losses to loans was 1.12% at December 31, 2024 and 1.11% at September 30, 2024.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-24	Q4-24
	2024	2024	2024	2024	2023	vs. Q3-24	vs. Q4-23
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$18,454	$15,027	$13,844	$15,839	$10,263	$3,427	$8,191
Delinquent loans to total loans	0.30%	0.24%	0.22%	0.26%	0.17%	0.06	0.13

Criticized loans:
Special mention	$139,612	$131,575	$36,921	$62,317	$65,314	$8,037	$74,298
Classified	25,683	28,377	33,945	23,670	31,367	(2,694)	(5,684)
Total criticized loans	$165,295	$159,952	$70,866	$85,987	$96,681	$5,343	$68,614

Nonperforming assets:
Nonaccrual loans	$14,274	$15,248	$19,245	$14,025	$15,474	$(974)	$(1,200)
Loans 90 days or more past due and still accruing	-	242	-	-	-	(242)	-
Nonperforming loans*	14,274	15,490	19,245	14,025	15,474	(1,216)	(1,200)
Other real estate owned, net	117	772	772	117	117	(655)	-
Nonperforming assets**	$14,391	$16,262	$20,017	$14,142	$15,591	$(1,871)	$(1,200)

Nonperforming assets to assets*	0.19%	0.21%	0.26%	0.19%	0.21%	-0.02	-0.02
Nonperforming loans to total loans	0.23%	0.25%	0.31%	0.23%	0.25%	-0.02	-0.02

* Excludes a $27.2 million nonperforming loan held-for-sale as of September 30, 2024.
** Excludes repossessed personal property of $0.6 million, $1.2 million, $1.2 million, $1.3 million, and $1.3 million as of Q4-24, Q3-24, Q2-24, Q1-24, and Q4-23, respectively

	As of or for the Three Months Ended (in thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2024	2024	2024	2024	2023
Allowance for credit losses related to loans:
Balance at beginning of period	$69,163	$67,729	$68,270	$69,462	$67,313
Credit loss expense (recovery) on loans	855	2,312	1,248	404	(2,880)
Net loan (charge-offs) recoveries	129	(878)	(1,789)	(1,596)	5,029
Balance at end of period	$70,147	$69,163	$67,729	$68,270	$69,462

Net loan charge-offs (recoveries) to average loans (1)	-0.01%	0.06%	0.12%	0.10%	-0.33%
Allowance for credit losses to loans	1.12%	1.11%	1.10%	1.11%	1.12%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$1,984	$2,010	$2,297	$2,474	$2,463
Credit loss expense (recovery) on off-balance sheet items	90	(26)	(287)	(177)	11
Balance at end of period	$2,074	$1,984	$2,010	$2,297	$2,474

Unused commitments to extend credit	$782,587	$739,975	$795,391	$792,769	$813,960

(1) Annualized

Corporate Developments
On October 24, 2024, Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2024 fourth quarter of $0.25 per share. Hanmi paid the dividend on November 20, 2024, to stockholders of record as of the close of business on November 4, 2024.

Earnings Conference Call
Hanmi Bank will host its fourth quarter 2024 earnings conference call today, January 28, 2025, at 2:00 p.m. PST (5:00 p.m. EST) to discuss these results. This call will also be webcast. To access the call, please dial 1-877-407-9039 before 2:00 p.m. PST, using access code Hanmi Bank. To listen to the call online, either live or archived, please visit Hanmi’s Investor Relations website at https://investors.hanmi.com/ where it will also be available for replay approximately one hour following the call.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 31 full-service branches and eight loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about our anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  general economic and business conditions internationally, nationally and in those areas in which we operate, including any potential recessionary conditions;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  inflation and fluctuations in interest rates that reduce our margins and yields, the fair value of financial instruments, the level of loan originations or prepayments on loans we have made and make, the level of loan sales and the cost we pay to retain and attract deposits and secure other types of funding;
  our ability to enter new markets successfully and capitalize on growth opportunities;
  the current or anticipated impact of military conflict, terrorism or other geopolitical events;
  the effect of potential future supervisory action against us or Hanmi Bank and our ability to address any issues raised in our regulatory exams;
  risks of natural disasters;
  legal proceedings and litigation brought against us;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  the imposition of tariffs or other domestic or international governmental polices impacting the value of the products of our borrowers;
  changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  strategic transactions we may enter into;
  the adequacy of and changes in the methodology for computing our allowance for credit losses;
  our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses; and
  cyber security and fraud risks against our information technology and those of our third-party providers and vendors.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lisa Fortuna
Investor Relations
Financial Profiles, Inc.
lfortuna@finprofiles.com
310-622-8251

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31,	September 30,	Percentage	December 31,	Percentage
	2024	2024	Change	2023	Change
Assets
Cash and due from banks	$304,800	$287,767	5.9%	$302,324	0.8%
Securities available for sale, at fair value	905,798	908,921	-0.3%	865,739	4.6%
Loans held for sale, at the lower of cost or fair value	8,579	54,336	-84.2%	12,013	-28.6%
Loans receivable, net of allowance for credit losses	6,181,230	6,188,581	-0.1%	6,112,972	1.1%
Accrued interest receivable	22,937	21,955	4.5%	23,371	-1.9%
Premises and equipment, net	21,404	21,371	0.2%	21,959	-2.5%
Customers' liability on acceptances	1,226	67	N/M	625	96.2%
Servicing assets	6,457	6,683	-3.4%	7,070	-8.7%
Goodwill and other intangible assets, net	11,031	11,031	0.0%	11,099	-0.6%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	57,168	56,851	0.6%	56,335	1.5%
Prepaid expenses and other assets	140,910	138,351	1.8%	140,449	0.3%
Total assets	$7,677,925	$7,712,299	-0.4%	$7,570,341	1.4%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,096,634	$2,051,790	2.2%	$2,003,596	4.6%
Interest-bearing	4,339,142	4,351,431	-0.3%	4,276,978	1.5%
Total deposits	6,435,776	6,403,221	0.5%	6,280,574	2.5%
Accrued interest payable	34,824	52,613	-33.8%	39,306	-11.4%
Bank's liability on acceptances	1,226	67	N/M	625	96.2%
Borrowings	262,500	300,000	-12.5%	325,000	-19.2%
Subordinated debentures	130,638	130,478	0.1%	130,012	0.5%
Accrued expenses and other liabilities	80,787	89,211	-9.4%	92,933	-13.1%
Total liabilities	6,945,751	6,975,590	-0.4%	6,868,450	1.1%

Stockholders' equity:
Common stock	34	34	0.0%	34	0.0%
Additional paid-in capital	591,069	589,567	0.3%	586,912	0.7%
Accumulated other comprehensive income	(70,723)	(55,140)	-28.3%	(71,928)	1.7%
Retained earnings	350,869	340,718	3.0%	319,048	10.0%
Less treasury stock	(139,075)	(138,470)	-0.4%	(132,175)	-5.2%
Total stockholders' equity	732,174	736,709	-0.6%	701,891	4.3%
Total liabilities and stockholders' equity	$7,677,925	$7,712,299	-0.4%	$7,570,341	1.4%

N/M - Not meaningful.

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	Percentage	December 31,	Percentage
	2024	2024	Change	2023	Change
Interest and dividend income:
Interest and fees on loans receivable	$91,545	$92,182	-0.7%	$89,922	1.8%
Interest on securities	5,866	5,523	6.2%	4,583	28.0%
Dividends on FHLB stock	360	356	1.1%	341	5.6%
Interest on deposits in other banks	2,342	2,356	-0.6%	2,337	0.2%
Total interest and dividend income	100,113	100,417	-0.3%	97,183	3.0%
Interest expense:
Interest on deposits	43,406	47,153	-7.9%	40,277	7.8%
Interest on borrowings	1,634	1,561	4.7%	2,112	-22.6%
Interest on subordinated debentures	1,624	1,652	-1.7%	1,654	-1.8%
Total interest expense	46,664	50,366	-7.4%	44,043	6.0%
Net interest income before credit loss expense	53,449	50,051	6.8%	53,140	0.6%
Credit loss expense	945	2,286	-58.7%	(2,870)	132.9%
Net interest income after credit loss expense	52,504	47,765	9.9%	56,010	-6.3%
Noninterest income:
Service charges on deposit accounts	2,192	2,311	-5.1%	2,391	-8.3%
Trade finance and other service charges and fees	1,364	1,254	8.8%	1,245	9.6%
Gain on sale of Small Business Administration ("SBA") loans	1,443	1,544	-6.5%	1,448	-0.3%
Other operating income	2,358	3,329	-29.2%	1,596	47.7%
Total noninterest income	7,357	8,438	-12.8%	6,680	10.1%
Noninterest expense:
Salaries and employee benefits	20,498	20,851	-1.7%	20,062	2.2%
Occupancy and equipment	4,503	4,499	0.1%	4,604	-2.2%
Data processing	3,800	3,839	-1.0%	3,487	9.0%
Professional fees	1,821	1,492	22.1%	1,977	-7.9%
Supplies and communications	551	538	2.4%	613	-10.1%
Advertising and promotion	821	631	30.1%	990	-17.1%
Other operating expenses	2,540	3,230	-21.4%	3,478	-27.0%
Total noninterest expense	34,534	35,080	-1.6%	35,211	-1.9%
Income before tax	25,327	21,123	19.9%	27,479	-7.8%
Income tax expense	7,632	6,231	22.5%	8,846	-13.7%
Net income	$17,695	$14,892	18.8%	$18,633	-5.0%

Basic earnings per share:	$0.59	$0.49		$0.61
Diluted earnings per share:	$0.58	$0.49		$0.61

Weighted-average shares outstanding:
Basic	29,933,644	29,968,004		30,189,578
Diluted	30,011,773	30,033,679		30,251,315
Common shares outstanding	30,195,999	30,196,755		30,368,655

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

	Twelve Months Ended
	December 31,	December 31,	Percentage
	2024	2023	Change
Interest and dividend income:
Interest and fees on loans receivable	$366,153	$339,811	7.8%
Interest on securities	21,583	16,938	27.4%
Dividends on FHLB stock	1,436	1,229	16.8%
Interest on deposits in other banks	9,611	11,350	-15.3%
Total interest and dividend income	398,783	369,328	8.0%
Interest expense:
Interest on deposits	182,692	134,708	35.6%
Interest on borrowings	6,746	6,867	-1.8%
Interest on subordinated debentures	6,571	6,482	1.4%
Total interest expense	196,009	148,057	32.4%
Net interest income before credit loss expense	202,774	221,271	-8.4%
Credit loss expense	4,419	4,342	1.8%
Net interest income after credit loss expense	198,355	216,929	-8.6%
Noninterest income:
Service charges on deposit accounts	9,381	10,147	-7.5%
Trade finance and other service charges and fees	5,309	4,832	9.9%
Gain on sale of Small Business Administration ("SBA") loans	6,112	5,701	7.2%
Other operating income	10,783	13,499	-20.1%
Total noninterest income	31,585	34,179	-7.6%
Noninterest expense:
Salaries and employee benefits	83,368	81,398	2.4%
Occupancy and equipment	18,146	18,340	-1.1%
Data processing	14,876	13,695	8.6%
Professional fees	6,956	6,255	11.2%
Supplies and communications	2,261	2,479	-8.8%
Advertising and promotion	3,028	3,105	-2.5%
Other operating expenses	12,700	11,255	12.8%
Total noninterest expense	141,335	136,527	3.5%
Income before tax	88,605	114,581	-22.7%
Income tax expense	26,404	34,540	-23.6%
Net income	$62,201	$80,041	-22.3%

Basic earnings per share:	$2.06	$2.63
Diluted earnings per share:	$2.05	$2.62

Weighted-average shares outstanding:
Basic	30,019,815	30,269,740
Diluted	30,102,336	30,330,258
Common shares outstanding	30,195,999	30,368,655

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$6,103,264	$91,545	5.97%	$6,112,324	$92,182	6.00%	$6,071,644	$89,922	5.88%
Securities (2)	998,313	5,866	2.38%	986,041	5,523	2.27%	961,551	4,582	1.93%
FHLB stock	16,385	360	8.75%	16,385	356	8.65%	16,385	341	8.25%
Interest-bearing deposits in other banks	204,408	2,342	4.56%	183,027	2,356	5.12%	181,140	2,338	5.12%
Total interest-earning assets	7,322,370	100,113	5.45%	7,297,777	100,417	5.48%	7,230,720	97,183	5.34%

Noninterest-earning assets:
Cash and due from banks	54,678			54,843			61,146
Allowance for credit losses	(69,291)			(67,906)			(68,319)
Other assets	246,744			251,421			251,660

Total assets	$7,554,501			$7,536,135			$7,475,207

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$79,784	$26	0.13%	$83,647	$31	0.15%	$86,679	$29	0.13%
Money market and savings	1,934,540	16,564	3.41%	1,885,799	17,863	3.77%	1,669,973	14,379	3.42%
Time deposits	2,346,363	26,816	4.55%	2,427,737	29,259	4.79%	2,417,803	25,869	4.24%
Total interest-bearing deposits	4,360,687	43,406	3.96%	4,397,183	47,153	4.27%	4,174,455	40,277	3.83%
Borrowings	141,604	1,634	4.59%	143,479	1,561	4.33%	205,951	2,113	4.07%
Subordinated debentures	130,567	1,624	4.97%	130,403	1,652	5.07%	129,933	1,653	5.09%
Total interest-bearing liabilities	4,632,858	46,664	4.01%	4,671,065	50,366	4.29%	4,510,339	44,043	3.88%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,967,789			1,908,833			2,025,212
Other liabilities	162,064			171,987			177,321
Stockholders' equity	791,790			784,250			762,335

Total liabilities and stockholders' equity	$7,554,501			$7,536,135			$7,475,207

Net interest income		$53,449			$50,051			$53,140

Cost of deposits			2.73%			2.97%			2.58%
Net interest spread (taxable equivalent basis)			1.44%			1.19%			1.47%
Net interest margin (taxable equivalent basis)			2.91%			2.74%			2.92%

(1) Includes average loans held for sale
(2) Income calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Twelve Months Ended
	December 31, 2024			December 31, 2023
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$6,110,713	$366,153	5.99%	$5,968,339	$339,811	5.69%
Securities (2)	983,434	21,583	2.22%	967,231	16,938	1.78%
FHLB stock	16,385	1,437	8.76%	16,385	1,229	7.50%
Interest-bearing deposits in other banks	192,342	9,610	5.00%	230,835	11,350	4.92%
Total interest-earning assets	7,302,874	398,783	5.46%	7,182,790	369,328	5.15%

Noninterest-earning assets:
Cash and due from banks	55,830			62,049
Allowance for credit losses	(68,553)			(70,501)
Other assets	248,820			240,779

Total assets	$7,538,971			$7,415,117

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$83,807	$119	0.14%	$97,388	$117	0.12%
Money market and savings	1,870,541	68,304	3.65%	1,547,911	44,066	2.85%
Time deposits	2,433,516	114,269	4.70%	2,371,520	90,525	3.82%
Total interest-bearing deposits	4,387,864	182,692	4.16%	4,016,819	134,708	3.35%
Borrowings	154,193	6,746	4.38%	197,409	6,867	3.48%
Subordinated debentures	130,325	6,571	5.04%	129,708	6,482	5.00%
Total interest-bearing liabilities	4,672,382	196,009	4.20%	4,343,936	148,057	3.41%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,920,492			2,173,813
Other liabilities	165,288			149,460
Stockholders' equity	780,809			747,908

Total liabilities and stockholders' equity	$7,538,971			$7,415,117

Net interest income		$202,774			$221,271

Cost of deposits			2.90%			2.18%
Net interest spread (taxable equivalent basis)			1.27%			1.74%
Net interest margin (taxable equivalent basis)			2.78%			3.08%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	December 31,	September 30,	June 30,	March 31,	December 31,
Hanmi Financial Corporation	2024	2024	2024	2024	2023
Assets	$7,677,925	$7,712,299	$7,586,347	$7,512,046	$7,570,341
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,048)	(11,074)	(11,099)
Tangible assets	$7,666,894	$7,701,268	$7,575,299	$7,500,972	$7,559,242

Stockholders' equity (1)	$732,174	$736,709	$707,059	$703,100	$701,891
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,048)	(11,074)	(11,099)
Tangible stockholders' equity (1)	$721,143	$725,678	$696,011	$692,026	$690,792

Stockholders' equity to assets	9.54%	9.55%	9.32%	9.36%	9.27%
Tangible common equity to tangible assets (1)	9.41%	9.42%	9.19%	9.23%	9.14%

Common shares outstanding	30,195,999	30,196,755	30,272,110	30,276,358	30,368,655
Tangible common equity per common share	$23.88	$24.03	$22.99	$22.86	$22.75

(1) There were no preferred shares outstanding at the periods indicated.